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                                                                    EXHIBIT 2.6




                          ASSIGNMENT AND BILL OF SALE


         In consideration of the sum of $10.00 and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, SAVOY OIL & GAS, INC., a Delaware corporation, of 603 Bay Street, Traverse City, Michigan 49684, ("Assignor"), conveys, assigns and warrants to KCS MICHIGAN RESOURCES, INC., a Delaware corporation, of 379 Thornall Street, Edison, New Jersey 08837 ("Assignee"), the interests in real and personal property described below (collectively the "Subject Interests"):

         Undivided interests equal to the Specified Percentage in effect from time to time in and to each of the following types and categories of properties and interests:

         1. All of Assignor's rights, titles and interests in and to the oil and gas leases (including overriding royalties and other interests derived therefrom) described in Exhibit "A" attached hereto (collectively, the "Leases"), to the extent the same are included within the Drilling Unit(s) described therein which are applicable to such Leases, subject to the depth and other limitations, if any, set forth in such Exhibit "A"; and

         2. All of Assignor's rights, titles and interests in and to the wells described in Exhibit "A" (collectively, the "Wells"), and all well equipment, production equipment, flowlines and other personal property or fixtures associated with such Wells which are used or obtained in connection with the production, treatment or delivery of oil or gas from such Wells, including equipment, if any, held in storage; and

         3. All of Assignor's rights, titles and interest in and to all permits, pooling declarations, operating agreements, gas purchase contracts, right-of-way agreements and other agreements and contracts to the extent that the same apply to the Leases, Wells and interests above assigned, including but not limited to the Other Agreements described in Exhibit "A".





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         For the purposes of this Assignment, the following terms shall have the meaning set forth below:

         "Current Interest" shall mean, with respect to each of the Wells identified in Exhibit "A" and the lands described in the Drilling Unit attributable thereto, the applicable Working Interest and Net Revenue Interest set forth in Exhibit "A".

         "Final Interest" shall mean, with respect to each of the Wells identified in Exhibit "A" and the lands described in the Drilling Unit attributable thereto, the applicable Working Interest and Net Revenue Interest set forth in Exhibit "A".

         "Increased Interest" shall mean, with respect to each of the Wells identified in Exhibit "A" and the lands described in the Drilling Unit attributable thereto, the applicable Working Interest and Net Revenue Interest set forth in Exhibit "A".

         "Initial Interest" shall mean, with respect to each of the Wells identified in Exhibit "A" and the lands described in the Drilling Unit attributable thereto, the applicable Working Interest and Net Revenue Interest set forth in Exhibit "A".

         "Net Revenue Interest" shall mean with respect to each Lease, Well and Drilling Unit the ownership interest (expressed as a percentage) in and to all oil, gas and other hydrocarbons produced from or allocated or attributable to such Lease, Well or drilling Unit, as the case may be, and of the proceeds of such production, after giving effect to and deducting all applicable production burdens.

         "Payout One" shall mean 7:00 a.m. on the day immediately following the time when the difference between (a) the sum of proceeds of production on and after October 1, 1995, attributable to the Net Revenue Interests in all of the Subject Properties hereby assigned to Assignee, less Assignor's share of production, severance and similar taxes attributable to the Subject Properties, less (b) the sum of the costs attributable to the operation and development of the Subject Interests (including, but not limited to, costs of drilling or recompleting wells located on lands covered by the Leases) on and after October 1, 1995, equals $75,000.

         "Payout Two" shall mean 7:00 a.m. on the day immediately following the time when the difference between (a) the sum of proceeds of production on and after October 1, 1995, attributable to the Net Revenue Interests in all of the Subject Properties hereby assigned to Assignee, less Assignor's share of production, severance and similar taxes attributable to the Subject Properties, less (b) the sum of the costs attributable to the operation and development of the Subject Interests (including, but not limited to, costs of drilling or recompleting wells located on lands covered by the Leases) on and after October 1, 1995, equals $550,000.

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         "Specified Percentage" shall mean:

         a. During the period of time from the Effective Date until Payout One, an undivided ten percent (10%);

         b. During the period of time from Payout One until Payout Two, an undivided fifteen percent (15%); and

         c. For all periods of time on and after Payout Two, an undivided thirty percent (30%).

         "Working Interest" shall mean with respect to each Lease, Well and Drilling Unit the ownership interest (expressed as a percentage) of each such Lease, Well and Drilling Unit before giving effect to any applicable production burdens and the percentage of all costs and expenses associated with the exploration, drilling, development, operation, maintenance and abandonment of such Lease, Well or Drilling Unit required to be borne by the holder of such interest (prior to giving effect to rights of non-consent hereafter exercised by others).

         Assignor expressly represents and covenants to Assignee as follows:

         1. That to the best of Assignor's knowledge, information and belief, as of October 1, 1995 and as of the time of execution of this Assignment, Assignor is the owner of the Current Interests specified in Exhibit "A" for each of the properties described therein, free and clear of all liens, charges and encumbrances except the Permitted Encumbrances set forth in Exhibit "A".

         2. That to the best of Assignor's knowledge, information and belief, (a) during the period of time from the Effective Date until Payout One, this Assignment conveys to Assignee the Initial Interests, (b) during the period of time from Payout One until Payout Two, this Assignment conveys to Assignee the Interim Interests and (c) for all periods of time on and after Payout Two, this Assignment assigns to Assignee the Final Interests.





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         3.      That there is neither pending, nor to the best of Assignor's knowledge, threatened, any claim, proceeding, action or litigation affecting the Subject Properties, including, but not limited to, any condemnation or eminent domain proceeding, or adverse claims as to leasehold title, royalty payment or allocation, or environmental matters.

         4. That Assignor is a corporation duly incorporated and in good standing under the laws of the State of Delaware, and is authorized to do business in the State of Michigan, and that this Assignment has been duly authorized by all necessary corporate action, has received all necessary approvals, has been executed by a duly authorized officer of the Assignor, and is a valid and binding obligation of Assignor, enforceable in accordance with its terms.

         5. That the Subject Interests are free and clear of all liens, encumbrances, claims, judgments, former grants, charges, estates, titles and interests of any persons claiming by, through or under Assignor, but not otherwise, and further expressly excepting and subject to the Permitted Encumbrances set forth on Exhibit "A".

         All taxes, including, but not limited to excise taxes, state severance taxes, ad valorem taxes, and any other local, state, and/or federal taxes or assessments attributable to the Subject Interests or any part thereof prior to the Effective Date, shall remain Assignor's responsibility; and all deductions, credits and refunds pertaining to the aforementioned taxes, attributable to the Subject Interests or any part thereof prior to the Effective Time (no matter when received), shall belong to Assignor. All such taxes attributable to the Subject Interests or any part thereof at and after the Effective Date shall be Assignee's responsibility, and Assignee shall reimburse Assignor for any such taxes previously paid by Assignor; and all deductions, credits, and refunds pertaining thereto at and after the Effective Date (no matter when received) shall belong to Assignee.





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         This Assignment is made with rights of substitution and subrogation of
Assignee in and to all covenants and warranties by others heretofore given or made with respect to any of the properties or interests hereby conveyed.

         Upon the occurrence of Payout Two, Assignor and Assignee shall file a notice such event in the public records.

         This Assignment is subject to the approval of the State of Michigan as to those Leases, if any, requiring such approval for assignment.

         Executed this ____ day of December, 1995, but effective for all purposes as of 7:00 a.m. on October 1, 1995 (the "Effective Date").

                                             ASSIGNOR:

WITNESSES:                                   SAVOY OIL & GAS, INC.

                                             By:
---------------------                           -----------------------
                                             Name:  William T. Sperry
                                                  ---------------------
                                             Its:   President
---------------------                             ---------------------


                                 ACKNOWLEDGMENT


STATE OF                     )
         --------------------)ss
COUNTY OF                    )
          -------------------
         Acknowledged before me this ______ day of December, 1995 by William T. Sperry, President of Savoy Oil & Gas, Inc., a Delaware corporation, on behalf of the corporation.

My Commission Expires:
                                           ----------------------------
------------------------------             Notary Public in and for
                                                                County
                                           --------------------
                                           State of
                                                    -------------------



Prepared by:     Savoy Oil & Gas, Inc., 603 Bay St., Traverse City,
                 Michigan 49684


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